Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr.	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES, INC. ANNOUNCES 14% INCREASE IN ITS QUARTERLY DIVIDEND MARKING A 60% INCREASE IN THE LAST TWO AND ONE-HALF YEARS

JEFFERSON, La.—March 27, 2012— Stewart Enterprises, Inc. (Nasdaq GS:STEI) reported today that its Board of Directors increased the annual cash dividend on its Class A and Class B Common Stock by 14% to $0.16 per share, compared to the previous $0.14 per share. As a result, the Board declared a quarterly cash dividend of $0.04 per share. The dividend is payable on April 26, 2012 to holders of record of Class A and Class B Common Stock as of the close of business on April 12, 2012. Thomas M. Kitchen, President and Chief Executive Officer, said, “The Board’s decision to increase the cash dividend reflects its continued confidence in our solid balance sheet and our ability to consistently generate strong cash flow. This represents a 60% increase in our dividend rate in the last two and one-half years.” It is the Board’s intention to periodically re-evaluate the Company’s dividend policy for potential increases in the future. The declaration of quarterly dividends is at the discretion of the Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.